Exhibit 99.1

                           STOCK PURCHASE AGREEMENT

                          dated as of April 29, 2003

                                by and between

                      Newcastle Investment Holdings Corp.

                                      and

                  Fortress Principal Investment Holdings LLC
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                           STOCK PURCHASE AGREEMENT


                  STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of April 29, 2003, is being entered into by and between Newcastle Investment Holdings Corp., a Maryland corporation ("Buyer"), and Fortress Principal Investment Holdings LLC, a Delaware limited liability company ("Seller").

                  WHEREAS, Seller owns of record and beneficially two thousand one hundred seventy-eight (2,178) shares (the "Shares") of common stock, par value $0.01 per share (the "Common Stock"), of Newcastle Investment Corp., a Maryland corporation ("Newcastle");

                  WHEREAS, subject to the terms and conditions set forth herein, Buyer desires to purchase from Seller and Seller desires to sell to Buyer the Shares;

                  NOW, THEREFORE, in consideration of the foregoing, of the mutual promises, representations and warranties and covenants hereinafter set forth and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

                                  ARTICLE I

                        Purchase and Sale of the Shares


                  Section 1.1 Purchase and Sale of the Shares. Upon the terms and subject to the conditions contained in this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Shares for an aggregate purchase price of $34,782.66 ($15.97 per share) (the "Purchase Price").

                  Section 1.2 Closing. The closing of the purchase and sale of the Shares (the "Closing") shall occur on the date hereof.


                                  ARTICLE II

                              General Provisions

                  Section 2.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of choice of law or conflicts of laws.

                  Section 2.2 Entire Agreement. This Agreement, contains the entire agreement and understanding of the parties with respect to the subject matter contained in this Agreement and, except as otherwise set forth in this Agreement, all prior agreements or understandings whether written or oral of the parties with respect to such subject matter are revoked and of no further force and effect.

                  Section 2.3 Headings. The headings used in this Agreement are inserted for convenience and reference only and are not to be used in construing or interpreting any of the provisions of this Agreement.

                  Section 2.4 Counterparts. This Agreement may be executed in any number of counterparts, which may be by facsimile, all of which counterparts taken together shall constitute one and the same agreement.

                  Section 2.5 Invalidity or Unenforceability. If any provision of this Agreement or the application thereof to any circumstance shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby and the application of such provision to other circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by applicable law.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


                           NEWCASTLE INVESTMENT HOLDINGS CORP.,
                           as Buyer

                           By:   /s/ Randal A. Nardone
                                 ------------------------
                                 Name:  Randal A. Nardone
                                 Title:    Secretary


                           FORTRESS PRINCIPAL INVESTMENT HOLDINGS LLC, as Seller

                           By: /s/ Randal A. Nardone
                               -----------------------
                               Name: Randal A. Nardone
                               Title: Manager